EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Wegener Corporation Reports Results for Fourth Quarter and Fiscal Year 2007

(November 29, 2007) - DULUTH, Georgia - Wegener Corporation, (Nasdaq: WGNR) a leading provider of products for television, audio and data distribution networks worldwide, today announced financial results for the fourth quarter and fiscal year ended August 31, 2007.

Revenues for the fourth quarter of fiscal 2007 were $5.7 million compared to $4.2 million for the same period in fiscal 2006. Revenues for all of fiscal 2007 were $21.5 million compared to $20.4 million for the same period in fiscal 2006. Net earnings for the three months ended August 31, 2007, were $142,000 or $0.01 per share compared to a net loss of $(1,277,000) or $(0.10) per share for the three months ended September 1, 2006. Net loss for the year ended August 31, 2007, was $(753,000) or $(0.06) per share compared to a net loss of $(2,883,000) or $(0.23) per share for fiscal 2006.

WEGENER’s eighteen-month backlog was $10.2 million at August 31, 2007, compared to $10.7 million at September 1, 2006. The total multi-year backlog at August 31, 2007, was approximately $17.1 million compared to $19.5 million at September 1, 2006. Bookings for the fourth quarter of fiscal 2007 were $7.4 million compared to $1.6 million for the same period in fiscal 2006. Bookings for fiscal 2007 were $17.9 million compared to $19.5 million for fiscal 2006.

“We are pleased to again report a profitable quarter, along with a significant increase in bookings over the prior quarter,” stated Robert Placek, Chairman and CEO of Wegener Corporation. “Due to the current large project-based nature of our business, our revenue and earnings performance can vary quarter to quarter and we expect that the financial results of the first quarter of fiscal 2008 will be an operating loss.”

“The combination of continuing business with our long-term clients and the development of new customers is a major key to meeting our long term objective of sustained profitable growth,” stated Ned Mountain, President and COO of WEGENER. “Recently, we renewed the agreement with our long-term partner, Mega Hertz, for product distribution in the cable market. Additionally, our new customer, SSL, has launched their digital signage network with WEGENER equipment, including a COMPEL and MediaPlan control system. Also, we expect our recently announced joining of the World Teleport Association will provide further opportunities to expand our video and audio distribution partnerships.”

Wegener Corporation will host a conference call to discuss its financial results at 4:30 P.M. Eastern Standard Time on November 29, 2007. To join the conference call, dial 1-888-396-2369 or 1-617-847-8710 and enter participant code 91950889. Wegener Corporation intends to discuss financial and other operational information on this conference call. This call is being webcast by Thomson/CCBN. It will be archived on WEGENER’s website at www.wegener.com and the replay will be available within one hour after the conference call.

ABOUT WEGENER

WEGENER (Wegener Communications, Inc.), a wholly-owned subsidiary of Wegener Corporation (Nasdaq: WGNR), is an international provider of digital solutions for video, audio, and IP data networks. Applications include IP data delivery, broadcast television, cable television, radio networks, business television, distance education, business music and financial information distribution. COMPEL, WEGENER's patented network control system provides networks with unparalleled ability to regionalize programming and commercials. COMPEL network control capability is integrated into WEGENER digital satellite receivers. WEGENER can be reached at +1.770.814.4000 or on the World Wide Web at www.wegener.com.

COMPEL, MEDIAPLAN, ENVOY, UNITY, and iPUMP are trademarks of WEGENER Communications, Inc. All Rights Reserved.

This news release may contain forward-looking statements within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements are subject to the safe harbors created thereby.  Forward-looking statements may be identified by words such as "believes," "expects," "projects," "plans," "anticipates," and similar expressions, and include, for example, statements relating to expectations regarding  future sales, income and cash flows.  Forward-looking statements are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties including, but not limited to:  customer acceptance and effectiveness of recently introduced products, development of additional business for the Company’s digital video and audio transmission product lines, effectiveness of the sales organization, the successful development and introduction of new products in the future, delays in the conversion by private and broadcast networks to next generation digital broadcast equipment, acceptance by various networks of standards for digital broadcasting, the Company’s liquidity position and capital resources, general market conditions which may not improve during fiscal year 2008  and beyond, and success of the Company’s research and development efforts aimed at developing new products.  Discussion of these and other risks and uncertainties are provided in detail in the Company’s periodic filings with the SEC, including the Company’s most recent Annual Report on Form 10-K.  Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.  Forward-looking statements speak only as of the date the statement was made.  The Company does not undertake any obligation to update any forward-looking statements.

______________________________________

INVESTOR RELATIONS CONTACT: Troy Woodbury - Investor Relations WEGENER (770) 814-4000 FAX (770) 623-9648 info@wegener.com	PRESS CONTACT: Robin Hoffman Pipeline Communications (973) 746-6970 e-mail: robinh@pipecomm.com

WEGENER CORPORATION AND SUBSIDIARIES
Summarized Operations Data
(in $000's except per share amounts)

WEGENER CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in $000's except share data)